Execution Version

        November 2, 2022
Quotient Technology Inc.
1260 East Stringham Avenue
Suite 600
Salt Lake City, Utah 84106, US

Re:    Commitment Letter Relating to $55,000,000 Senior Secured Financing Facility (the "Financing Facility")
Ladies and Gentlemen:
Quotient Technology Inc. (the "Company" or "you"), has requested that Blue Torch Capital LP ("BT", "we" or "us"), in connection with the Transactions (as defined in Annex A), provide this commitment letter relating to the Financing Facility to be entered into among the Company and the Lenders referred to below for the purpose of effectuating the transactions described on Annex A hereto.
BT is pleased to confirm that it has completed its legal, business, financial and collateral diligence and obtained the internal credit approvals necessary to enable BT (collectively with one or more of its affiliates and funds managed, advised or sub-advised by it, the "Lenders") to commit to provide, and BT hereby commits to provide, the Financing Facility to the Company, on the terms and conditions set forth in this commitment letter and the Summary of Proposed Terms and Conditions for the Financing Facility attached hereto as Annex B (the "Term Sheet"). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Term Sheet or Annex A. BT's commitment is subject only to the conditions set forth in the section entitled "Conditions Precedent on the Closing Date" in the Term Sheet.
The Company acknowledges that the Term Sheet is intended as an outline only and does not purport to summarize all of the covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Financing Facility (excluding the closing conditions for the borrowing on the Closing Date, which are inclusive and complete as set forth in the Term Sheet).
By its written acceptance of this commitment letter, the Company agrees to reimburse the Lenders on demand for all reasonable and documented or invoiced out-of-pocket costs, fees and expenses (the "Expenses") (including, without limitation, all fees and other client charges and expenses of counsel to the Lenders (but limited, in the case of fees and other client charges and expenses of counsel to the Lenders, to the fees and other client charges and expenses

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of (a) one firm of lead counsel for the Lenders, taken as a whole (and, in the case of an actual or potential conflict of interest, one additional lead counsel for each affected party similarly situated), and (b) if reasonably necessary, one local counsel in each relevant jurisdiction and one special counsel in each regulatory area of law, in each case, for the Lenders, taken as a whole (and, in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction and one additional special counsel in each regulatory area of law for each affected party similarly situated)), appraisal, administration, consulting and audit fees, and printing, reproduction, document delivery, travel and other communication costs) incurred by the Lenders in connection with the Financing Facility, including, without limitation, the conduct of business, legal, financial and collateral due diligence, the preparation, execution and delivery of this commitment letter, the Fee Letter (as defined below) and the preparation, execution and delivery of definitive legal documentation for, and the satisfaction of all conditions precedent to, the Financing Facility, regardless of whether any definitive legal documentation is executed or the Financing Facility is provided. You agree that, once paid, none of the Expenses shall be refundable under any circumstances, regardless of whether the proposed Financing Facility or any portion thereof is consummated, and shall not be creditable against any other amount payable by you to the Lenders in connection with the proposed Financing Facility or otherwise.
BT acknowledges its receipt of the initial expense deposit of $200,000 paid to BT prior to the date hereof (the "Initial Expense Deposit" and together with any additional expense deposits, the "Deposit"). If Expenses exceed the amount of the Initial Expense Deposit, BT reserves the right to require an increase in the amount of the Initial Expense Deposit to cover the Expenses. Any unused portion of the Deposit will be returned to you on the Closing Date or any earlier date of the termination or expiration of this commitment letter. The Deposit will not be segregated and may be commingled with other funds and you will not be entitled to receive interest on the Deposit.
By its written acceptance of this commitment letter, regardless of whether any definitive legal documentation is executed or the Financing Facility is provided, the Company hereby agrees to indemnify and hold harmless the Lenders and their respective partners, shareholders, trustees, controlling persons, managers, managing directors, principals, affiliates, members, directors, officers, employees, advisors, attorneys, consultants, agents and other representatives (each, an "Indemnified Person") from and against any and all disputes, losses, claims, damages, investigations, litigation, proceedings or liabilities (or actions or other proceedings commenced or threatened in respect thereof) (collectively and individually, "Claims or Proceedings") that arise out of or in connection with this commitment letter, the Fee Letter, the Financing Facility or any of the Transactions (or the actual or proposed use of the proceeds of the Financing Facility) and all reasonable costs and expenses incurred in connection with any such Claim or Proceeding (including all fees and other client charges and expenses of counsel to the Indemnified Persons (but limited, in the case of fees and other client charges and expenses of counsel to the Indemnified Persons, to the fees and other client charges and expenses of (a) one firm of lead counsel for the Indemnified Persons, taken as a whole (and, in the case of an actual or potential conflict of interest, one additional lead counsel for each affected party similarly

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November 2, 2022

situated), and (b) if reasonably necessary, one local counsel in each relevant jurisdiction and one special counsel in each regulatory area of law, in each case, for the Indemnified Persons, taken as a whole (and, in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction and one additional special counsel in each regulatory area of law for each affected party similarly situated)) incurred in connection with investigating, preparing to defend or defending against, or participating in, or providing evidence in preparing to serve or serving as a witness with respect to, any such Claims or Proceedings; provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (a) the bad faith, gross negligence or willful misconduct of such Indemnified Person or any other Indemnified Person, or a material breach of any obligations of such Indemnified Person under this Commitment Letter or the Fee Letter, or (b) a dispute solely among Indemnified Persons other than (i) any claim against any Indemnified Person in its capacity or fulfilling its role as an agent, arranger, servicer or any other similar role under the Financing Facility or (ii) any claim arising out of any act or omission on the part of the Company or any of its affiliates. In the case of any Claims or Proceedings to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective whether or not such Claim or Proceeding is brought by you, your equity holders or creditors, your affiliates or an Indemnified Person, whether or not an Indemnified Person is otherwise a party thereto and whether or not any aspect of this commitment letter, the Fee Letter, the Financing Facility or any of the Transactions is consummated. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened Claim or Proceeding in respect of which such Indemnified Person is, or could reasonably foreseeably be, a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Claim or Proceeding and (b) does not include a statement as to or an admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnified Person. If for any reason the foregoing indemnification is unavailable to the Indemnified Persons or is insufficient to hold the Indemnified Persons harmless, then the Company shall contribute to the amount paid or payable by the Indemnified Persons as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company on the one hand and the Indemnified Persons on the other hand in the matters contemplated by this commitment letter and the Fee Letter as well as the relative fault of the Company and the Indemnified Persons with respect to such loss, claim, damage or liability and any other relevant equitable considerations.
No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort, equity or otherwise) to you or any of your affiliates, equity holders or creditors or any other person arising out of, related to or in connection with any aspect of this commitment letter, the Fee Letter, the Financing Facility or any of the Transactions, except, solely to you, to the extent of direct (as opposed to special, indirect, consequential or punitive (including, without limitation, any loss of profits, business or anticipated savings)) damages determined in a final

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November 2, 2022

non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct. You shall not have any liability to any Indemnified Person except to the extent of direct (as opposed to special, indirect, consequential or punitive (including, without limitation, any loss of profits, business or anticipated savings)) damages; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations set forth in the previous paragraph to the extent such special, indirect, consequential or punitive damages are included in any claim by a third party, unaffiliated with any of us.  Notwithstanding any other provision of this commitment letter, no Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of any information made available to any Lender or the Agent by you or any of your affiliates, directors, officers, employees, agents or representatives through electronic, telecommunications or other information transmission systems that is intercepted by such persons except to the extent such damages are determined by a final, non-appealable judgment of a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of such Indemnified Person.
The Company represents and warrants that (a) all written information and other written materials concerning the Company and/or its subsidiaries, other than Projections (as defined below), other forward-looking information and information of a general economic or industry specific nature, which has been, or is hereafter, prepared by, or on behalf of, the Company or any of its affiliates and delivered to the Lenders in connection with any aspect of the transactions contemplated hereby (the "Information"), is, or when delivered will be, when considered as a whole together with the Company’s filings with the Securities and Exchange Commission, complete and correct in all material respects and does not, or will not when delivered and when taken as a whole, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made (after giving effect to all supplements and updates thereto from time to time) and (b) to the extent that any such Information contains financial projections concerning the Company and its Subsidiaries that have been or are hereafter made available to the Lender (the “Projections”), have been or will be prepared in good faith on the basis of (i) reasonable assumptions; it being understood , methods and tests stated therein which are believed by the Company and its affiliates to be reasonable at the time prepared and at the time the projections are furnished and (ii) information believed by the Company and its affiliates to have been accurate based upon the information available to them at the time such projections were furnished to the Lenders (it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and no assurance can be given that any particular Projections will be realized and that the actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). Subject to the confidentiality requirements below, the Company agrees that, if at any time prior to the Closing Date, it becomes aware that any of the representations and warranties in this paragraph would be incorrect if the Information were being furnished, and such representations

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were being made, at such time, then it shall promptly update the Information as necessary to make the foregoing representations and warranties in this paragraph to be complete and correct in all material respects on the Closing Date. In issuing the commitment hereunder we are using and relying on the Information without independent verification thereof.
BT reserves the right to syndicate a portion of BT's commitments with respect to the Financing Facility to a group of banks, financial institutions and other lenders identified by BT in consultation with and acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed and shall be deemed accepted if the Company does not respond within ten (10) business days of the receipt thereof of such request). Notwithstanding the foregoing, except as otherwise agreed by you in writing in your sole discretion, (i) BT shall not be relieved, released or novated from its obligations hereunder in connection with or as a result of any syndication, assignment or participation of the Financing Facility, including its commitments in respect thereof, until after the Closing Date and the initial funding of the Financing Facility has occurred, (ii) no assignment or novation by BT shall become effective as between you and BT with respect to all or any portion of BT’s commitments in respect of the Financing Facility until the funding of the Financing Facility in full on the Closing Date and (iii) BT shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Financing Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. The Company agrees to assist in the preparation of customary marketing materials and presentations to be used in connection with the syndication of the Financing Facility. Such assistance from the Company shall include providing to BT promptly following request all information reasonably requested, including, without limitation, the projections and financial and other information, reports, memoranda and evaluations prepared by, or on behalf or at the direction of, the Company or its advisors. Without limiting your obligations as set forth in this paragraph, your compliance with this paragraph is not a condition to the commitments of the Lenders to fund their respective committed portions of the Financing Facility on the Closing Date.
By executing this commitment letter, the Company, on behalf of itself and its affiliates and directors, officers, employees, agents or representatives of each of the foregoing (collectively, the "Company Representatives"), agrees that from the date hereof until December 5, 2022 (such period, the "Exclusivity Period''), the Company and the Company Representatives shall not (a) enter into, arrange, place, solicit, entertain or propose any financing provider or other credit facilities or (b) issue any competing debt, in each case, to consummate the Transactions or any similar transaction; provided that the foregoing shall not prevent or be interpreted to prevent discussion and/or negotiation with any commercial bank with respect to or in connection with entering into a revolving credit facility.
As consideration for the commitment of the Lenders to provide the Financing Facility, you agree to pay, or cause to be paid, the fees set forth in the fee letter of even date herewith between you and BT providing for certain fees relating to the Financing Facility (the

Quotient Technology Inc.
November 2, 2022

"Fee Letter"), if, when, and to the extent that the same become due and payable pursuant thereto. Once paid, such fees shall not be refundable under any circumstances.
You acknowledge that each Lender (together with its affiliates, each a "Financial Institution") is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. The Financial Institutions may have economic interests that conflict with those of you and your affiliates. In the ordinary course of these activities, each Financial Institution may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of you and your affiliates, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this commitment letter, (ii) be customers or competitors of you or your subsidiaries or affiliates or (iii) have other relationships with you or your subsidiaries or affiliates. With respect to any securities and/or instruments so held by any Financial Institution or any of its customers, all rights in respect of such securities and instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the Financial Institutions may provide investment banking, underwriting and/or financial advisory services to such other entities and persons. The Financial Institutions may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or such other entities. The transactions contemplated by this commitment letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.
The Financial Institutions, in the course of such other activities and relationships, may acquire information about the transactions contemplated by this commitment letter or other entities and persons which may be the subject of the financing contemplated by this commitment letter. None of the Financial Institutions and none of their respective affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by the Financial Institutions of services for other companies or other persons and none of the Financial Institutions will furnish any such information to any of their other customers. You also acknowledge that the Financial Institutions have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.
You further acknowledge and agree that (i) no fiduciary, advisory or (except as expressly provided in the Loan Documents) agency relationship between you and the Financial Institutions

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is intended to be or has been created in respect of any of the transactions contemplated by this commitment letter, irrespective of whether the Financial Institutions have advised or are advising you on other matters, (ii) the Financial Institutions, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Financial Institutions (and you hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Lenders and their respective affiliates with respect to any breach or alleged breach of fiduciary duty and agree that no Lender shall have any liability (whether direct or indirect) to you in respect of such fiduciary duty or to any person asserting a fiduciary duty on behalf of or in right of you, including your equity holders, employees or creditors, in each case in connection with the transactions contemplated by this commitment letter), (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this commitment letter and (iv) you have been advised that the Lenders are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Financial Institutions have no obligation to disclose such interests and transactions to you and the Company by virtue of any fiduciary, advisory or agency relationship. In addition, please note that the Lenders do not provide accounting, tax, investment, regulatory or legal advice.
This commitment letter is delivered to you upon the condition that neither the existence of this commitment letter or the Fee Letter nor any of their contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except (a) as may be required (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case you agree to use commercially reasonable efforts to inform us promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), and (ii) upon the request or demand of any regulatory authority having jurisdiction over you or any of your affiliates (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure), (b) to your subsidiaries and to your directors, officers, employees, affiliates, agents and advisors, legal counsel and accountants, in each case on a confidential and "need-to-know" basis and only in connection with the Transactions, (c) in connection with the exercise of any remedy or enforcement of any right under this commitment letter and the Fee Letter, and (d) to the extent any of this commitment letter or the contents hereof become publicly available other than by reason of disclosure by you in breach of this commitment letter. In addition, this Commitment Letter (but not the Fee Letter or the contents thereof other than (i) the existence thereof and the contents thereof with respect to fees generally in the aggregate as part of projections and pro forma information, (ii) a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures and (iii) a redacted version, excluding fees set forth in the Fee Letter, reasonably acceptable to BT) may be disclosed to the provider of any revolving credit facility and its respective directors, officers, employees, advisors, legal counsel and accountants, in each case on a confidential and "need-to-know" basis and only in connection with the Transactions.

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The Company agrees that it will obtain the consent of BT (not to be unreasonably withheld) prior to any press release, advertisement, public disclosure or filing by the Company or any of its affiliates related to the Financing Facility or that contain BT’s or any of its affiliates’ name.
BT hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the "PATRIOT Act") and the requirements of 31 C.F.R. §1010.230 (the "Beneficial Ownership Regulation"), it and each Lender is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow BT and such Lender to identify each Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for BT and each Lender.
This commitment letter and the commitment of BT hereunder shall not be assignable by us without your prior written consent, and any purported assignment without such consent shall be void; provided, that assignments to our affiliates and related funds shall not require your consent. This commitment letter and the commitment of BT shall not be assignable by you without the prior written consent of BT, and any purported assignment without such consent shall be void. We reserve the right to employ the services of our affiliates in providing services contemplated by this commitment letter and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion.
The offer made by BT herein shall remain in effect until 11:59 p.m. (New York City time) on November 2, 2022, at which time it will expire unless prior thereto BT has received a copy of this commitment letter and the Fee Letter signed by the Company. BT's commitment to provide the Financing Facility shall expire upon the earliest of (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this commitment letter and the Fee Letter, each as provided therein, (b) 11:59 p.m. (New York City time) on December 5, 2022 and (c) the execution and delivery of the definitive legal documentation for the Financing Facility and the initial funding of the Financing Facility. The exclusivity, confidentiality, indemnification, expense reimbursement, no fiduciary relationship, governing law, jury trial waiver and forum provisions in this commitment letter shall survive termination of this commitment letter. Except as provided in the preceding sentence, your obligations hereunder shall automatically terminate and be superseded by the provisions of the definitive loan documentation upon the initial funding thereunder and the payment of all amounts owing at such time hereunder.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM

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BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE TERM SHEET OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this commitment letter, the Term Sheet, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this commitment letter, the Term Sheet, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
Each of the parties hereto agrees that (a) this commitment letter and the Term Sheet, if accepted by the Company as provided below, is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith on a timely basis the Loan Documents by the parties hereto and in a manner consistent with this commitment letter and the Term Sheet (it being acknowledged and agreed that the funding of the Financing Facility is subject only to the conditions set forth in the section entitled "Conditions Precedent to the Closing Date" in the Term Sheet, including the execution and delivery of the Loan Documents as provided in this commitment letter and the Term Sheet), and (b) the Fee Letter is a binding and enforceable agreement with respect to the subject matter therein.
This commitment letter, together with the attached Term Sheet and the Fee Letter, (a) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect to the subject matter hereof. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
This commitment letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This commitment letter is

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intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provisions, each Indemnified Person. This commitment letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this commitment letter by facsimile transmission or electronic transmission (e.g., "pdf" or "tif") shall be effective as delivery of a manually executed counterpart hereof. The words "execution," "signed," "signature," and words of like import in this commitment letter or any amendment or other modification hereof shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
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Should the terms and conditions contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this commitment letter to BT.
Very truly yours,

BLUE TORCH CAPITAL LP
By:    _/s/ Kevin Genda_____________
Name: Kevin Genda
Title: Authorized Signatory
Agreed and accepted on this
2nd day of November 2022:

QUOTIENT TECHNOLOGY INC.
By:    _/s/ Yuneeb Khan_____________
Name: Yuneeb Khan
Title: Chief Financial Officer

[Commitment Letter]

276686925 v9

ANNEX A
TRANSACTION DESCRIPTION1
1.The Company will obtain senior secured term facility of up to $55.0 million (the "Financing Facility") as described in the "Summary of Proposed Terms and Conditions for the Financing Facility" attached hereto as Annex B (the "Term Sheet").
2.The Company will obtain an asset-based revolving credit facility of up to $50.0 million, which will be unfunded at closing, on terms reasonably acceptable to BT ( the "ABL Facility, and be subject to a split collateral intercreditor agreement reasonably satisfactory to BT (the “ABL Intercreditor”) .
3.Substantially concurrently with or promptly following the funding of the Term Loans, the principal, accrued and unpaid interest, fees, premium, if any, and other amounts under the Company’s 1.75% convertible senior notes (the “Convertible Notes”) will be repaid in full and any security interests and guarantees in connection therewith shall be terminated and/or released (the foregoing transactions described in this clause 3, the “Refinancing”).
4.The proceeds of the Financing Facility, together with cash on hand of the Company, will be used by the Company (a) for the Refinancing and (b) to pay fees, commissions and expenses in connection with the Transactions (as defined below).
Immediately following the Transactions, neither the Company nor any of its subsidiaries will have any third party indebtedness for borrowed money (including guarantees thereof) other than (a) the Financing Facility, (b) the ABL Facility and (c) other indebtedness in amount and type permitted under the Loan Documents.
As used herein, the term "Transactions" means the entering into the Financing Facility and the funding of the Term Loans thereunder on the Closing Date, the entering into the ABL Facility, the Refinancing and the payment of fees, commissions and expenses in connection with each of the foregoing.

1 Capitalized terms used but not defined in this Annex A shall have the respective meanings set forth elsewhere in this commitment letter (including the other Annexes thereto).

ANNEX B
Summary of Proposed Terms and Conditions for the Financing Facility

November 2, 2022
This summary does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Financing Facility (excluding the closing conditions for the borrowing on the Closing Date which are inclusive and complete as set forth herein).

BORROWER:	Quotient Technology Inc., a Delaware corporation (“Borrower” or the “Company”).
GUARANTORS:	All (a) existing and future direct and indirect US Subsidiaries of the Company and (b) existing and future Non-US Subsidiaries organized under the laws of Israel, the United Kingdom and such other foreign jurisdictions as the parties shall mutually agree (together with the Borrower, the “Loan Parties”), other than:

(x) any subsidiary (i) that is prohibited from providing a guaranty by any law or regulation, and (ii) that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a guaranty (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) (unless such consent, approval, advice (including but not limited to any works council’s advice), license or authorization has been obtained after commercially reasonable efforts by Loan Parties), and

(y) any Non-US Subsidiary to the extent that the burden or cost of providing a guaranty outweighs the benefit afforded thereby as reasonably determined by the Borrower and the Agent.

"Guarantors" shall, in any event, include any party that guarantees the ABL Facility.
AGENT:	Blue Torch Capital LP ("BT") or one of its affiliates or related funds (in such capacity, the "Agent").
LENDERS:
BT and/or any one or more of its affiliates and funds managed, advised or sub-advised by it, and such other lenders as may be designated by BT in consultation with the Company (each a "Lender" and, collectively, the "Lenders").

FINANCING FACILITY:
Senior secured credit facilities consisting of a term loan facility in an amount of up to $55.0 million (the "Financing Facility", and any such loan under such facility, a "Term Loan") subject to the satisfaction of the conditions precedent set forth in the section entitled "Conditions Precedent to the Closing Date" in this Term Sheet.
Amounts borrowed under the Term Loan that are repaid or prepaid may not be re-borrowed.

MATURITY/ AMORTIZATION:
The Term Loan Facility shall mature on the date that is four (4) years following the Closing Date (the "Maturity Date"). The Term Loan and all other obligations outstanding under the Financing Facility shall be payable in full on the Maturity Date.
The Term Loan shall amortize at a rate of 5.0% per annum, payable in equal quarterly installments on March 31, June 30, September 30 and December 31 of each calendar year, with the balance due and payable in full on the Term Loan Maturity Date.

USE OF PROCEEDS:	The proceeds of the Term Loan shall be used by the Borrower on the Closing Date (a) for the Refinancing and (b) to pay fees, commissions and expenses in connection with the Transactions.
OPTIONAL PREPAYMENTS:	The Borrower may prepay the Term Loan, in whole at any time or in part from time to time, subject to (x) customary breakage costs and (y) the prepayment premium referred to below. All voluntary prepayments of the Term Loan shall be applied against the remaining scheduled installments of principal thereof (including the final installment of principal thereof due on the Maturity Date) in the direct order of maturity.

MANDATORY PREPAYMENTS:
Mandatory prepayments of the Term Loan will be limited to the following:
(a) 75% of excess cash flow (definition to be mutually agreed) for each fiscal year commencing with the fiscal year ending December 31, 2023; provided that the percentage of excess cash flow required to be prepaid by the Borrower shall be subject to step-downs to be agreed,
(b) 100% of the proceeds of issuances of debt (except proceeds of indebtedness permitted under the Loan Documents) and issuances of equity securities by the Borrower,
(c) 100% of the proceeds of asset sales and other dispositions of property by Borrower and its subsidiaries (excluding proceeds of any ABL Priority Collateral (as defined below) to the extent required under the ABL Facility documents to prepay the obligations under the ABL Facility and are actually applied to prepay such obligations), subject to reinvestment rights to be mutually agreed,
(d) 100% of tax refunds, insurance proceeds, proceeds of judgments, settlements and other causes of action, condemnation awards, indemnity payments, purchase price adjustments, pension plan reversions, and other extraordinary receipts (definition to be mutually agreed) received by Borrower and its subsidiaries (excluding proceeds of any ABL Priority Collateral to the extent required under the ABL Facility documents to prepay the obligations under the ABL Facility and are actually applied to prepay such obligations), subject to reinvestment rights to be mutually agreed; provided that, in the case of each of clause (c) and this clause (d), such prepayments shall be subject to materiality thresholds and exceptions to be mutually agreed upon.
Notwithstanding the foregoing, each Lender shall have the right to reject its pro rata portion of any mandatory prepayments described above ("Declined Amounts"). Declined Amounts shall be offered to each non-declining Lender and if all such non-declining Lenders also reject such prepayments then such Declined Amount may be retained by Borrower.

Mandatory prepayments of the Term Loan with the proceeds of issuances of debt and issuances of equity and the proceeds of asset sales and other dispositions, and in connection with the events described in clauses (a), (b), (c) and (d) in the section below entitled “Prepayment Premium”, in each case, shall be subject to the prepayment premium referred to below. The other mandatory prepayments of the Term Loan set forth above shall not be subject to a prepayment premium. All mandatory prepayments shall be applied to the Term Loans (against the remaining scheduled installments of principal thereof (including the final installment of principal thereof due on the Maturity Date) in the inverse order of maturity until paid in full.

PREPAYMENT PREMIUM:
Upon (a) any payment of the Term Loan for any reason (whether optional or mandatory, other than scheduled quarterly amortization payments and mandatory prepayments (other than from proceeds of issuances of debt and issuances of equity and the proceeds of asset sales and other dispositions)), (b) the acceleration of the obligations under the Loan Documents, including as a result of the commencement of an insolvency proceeding, (c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the obligations owed to the Agent and the Lenders in any insolvency proceeding, foreclosure or deed in lieu of foreclosure or the making of a distribution of any kind in any insolvency proceeding to the Agent, for the account of the Lenders in full or partial satisfaction of the obligations or (d) the termination of the Loan Documents for any other reason, (i) up to and including the first anniversary of the Closing Date, the Borrower shall pay a prepayment premium of the Make-Whole Amount (as defined below) plus 3.00% of the principal amount so paid or accelerated, (ii) after the first anniversary of the Closing Date and up to and including the second anniversary of the Closing Date, the Borrower shall pay a prepayment premium of 2.00% of the principal amount so paid or accelerated, (iii) after the second anniversary of the Closing Date and up to and including the third anniversary of the Closing Date, the Borrower shall pay a prepayment premium of 1.00% of the principal amount so paid or accelerated, and (iv) after the third anniversary of the Closing Date, no prepayment premium shall be payable (any premium payable pursuant to this paragraph, a "Prepayment Premium").
"Make-Whole Amount" means, as of any date of determination, an amount equal to the aggregate amount of interest (including, without limitation, (x) interest payable in cash, in kind or deferred and (y) if applicable, interest at the post-default rate) which would have otherwise been payable on the principal amount of the Term Loan paid on such date from the date of the prepayment (or deemed prepayment in the case of an acceleration of the Term Loan) until the first anniversary of the Closing Date (determined using a rate of interest per annum equal to the rate of interest in effect pursuant to the terms of the Loan Documents as of the date of such prepayment or deemed prepayment).

CLOSING DATE:
The first date (the "Closing Date") on which all definitive legal documentation incorporating the terms of this Term Sheet and otherwise reasonably satisfactory to the Agent (the "Loan Documents") is executed by the Loan Parties and all of the conditions precedent set forth in the section entitled "Conditions Precedent to the Closing Date" in this Term Sheet have been satisfied.

COLLATERAL:
Subject to exceptions to be mutually agreed, the Financing Facility shall be secured by a first priority perfected security interest in all existing and after-acquired assets (tangible and intangible) and property of each Loan Party, including, without limitation, (a) all equipment and real property and interests therein and all fixtures, (b) all intellectual property, (c) all capital stock of each Loan Party and each subsidiary of each Loan Party and all other investment property, (d) except to the extent constituting ABL Priority Collateral (as defined below), all instruments, documents, general intangibles (including goodwill), databases, customer lists and tax refunds, (e) except to the extent constituting ABL Priority Collateral, all commercial tort claims, (f) all deposit accounts and securities accounts into which only the proceeds of any disposition of any Term Priority Collateral or the proceeds or investment thereof are required to be deposited (each, an "Asset Sales Proceeds Account") and all money, financial assets, securities entitlements or other assets contained in, or credited to, or arising from any such Asset Sales Proceeds Accounts (in each case, except to the extent constituting identifiable proceeds of ABL Priority Collateral), (g) all other Collateral (as defined below) not constituting ABL Priority Collateral, (h) (i) a pro rata share of the proceeds of business interruption insurance policies and (ii) all rights under insurance policies (other than business interruption insurance policies) not related to ABL Priority Collateral, (i) all collateral and guarantees given with respect to any of the foregoing, (j) all supporting obligations and proceeds of the foregoing and (k) all books and records to the extent relating to any of the foregoing (collectively, the "Term Priority Collateral"); provided, that, the Financing Facility shall be secured by a second priority perfected security interest in (a) all accounts (excluding accounts constituting identifiable proceeds of Term Priority Collateral), (b) all chattel paper to the extent relating to any of the items constituting ABL Priority Collateral under clause (a) above or clause (c) below, (c) all inventory, (d) all deposit accounts and commodity accounts (in each case, other than Asset Sales Proceeds Accounts) and all money and other assets contained in, or credit to, or arising from such deposit accounts or commodity accounts (in each case, except to the extent constituting identifiable proceeds of Term Priority Collateral), (e) (i) a pro rata share of the proceeds of business interruption insurance policies and (ii) to the extent relating to any items constituting ABL Priority Collateral under clauses (a) through (d) above, rights under insurance policies (other than business interruption insurance policies) (in each case, except to the extent constituting identifiable proceeds of Term Priority Collateral), (f) to the extent evidencing, governing, securing or otherwise relating to any of the items constituting ABL Priority Collateral under clauses (a) through (d) above: (i) general intangibles (excluding (x) goodwill and (y) intellectual property), (ii) instruments, (iii) commercial tort claims and (iv) documents, (g) all collateral and guarantees given with respect to any of the foregoing, (h) all supporting obligations and proceeds of the foregoing, and

(i) all books and records to the extent relating to any of the foregoing (collectively, the "ABL Priority Collateral" and together with the Term Priority Collateral, the "Collateral"); provided, further, that, notwithstanding the foregoing, with respect to the capital stock or other equity interests of any Non-US subsidiary that is not joined as a Loan Party, so long as a pledge of greater than 65% of the outstanding voting shares of capital stock or other equity interests of such subsidiary would cause material adverse tax consequences (as mutually agreed by the Company and the Agent), the pledge of the capital stock and other equity interests of such subsidiary required to be made to the Agent to secure the Financing Facility shall be limited to 65% of the outstanding voting, and 100% of the outstanding non-voting, shares of capital stock and other equity interests in such subsidiary. All deposit and securities accounts of the Loan Parties, subject to exceptions to be mutually agreed, shall be subject (on a post-closing basis) to control agreements in form and substance reasonably satisfactory to the Agent. Each Loan Party that is a Non-US Subsidiary shall execute and deliver guaranty and security documents governed by the laws of the jurisdiction in which such Non-US Subsidiary is organized and the Loan Party that owns the capital stock or other equity interests of such Non-US Subsidiary shall execute and deliver a share pledge governed by the laws of the jurisdiction in which such Non-US Subsidiary is organized, in each case in form and substance satisfactory to the Agent. With respect to a Guarantor organized under the laws of Israel, such Guarantor shall provide a floating pledge over all assets such Guarantor and a fixed pledge over patents and other intellectual property, tangible property and additional defined assets and property, in each case in form and substance satisfactory to the Agent.

INTEREST:	Amounts outstanding under the Financing Facility shall bear interest at a rate per annum equal to either (a) the Base Rate plus the Applicable Margin or (b) SOFR plus the Applicable Margin plus the SOFR Adjustment.

"Applicable Margin" shall mean with respect to (a) Loans bearing interest based upon the Base Rate ("Base Rate Loans"), 7.00% and (b) Loans bearing interest based upon SOFR ("SOFR Rate Loans"), 8.00%.

The “SOFR Adjustment” shall mean 0.26161%.
SOFR Rate Loans will be subject to a SOFR floor of 1.50% per annum and Base Rate Loans will be subject to a Base Rate floor of 2.50% per annum.

The interest period, with respect to each SOFR Rate Loan, shall be one, three or six months.
All interest and fees shall be computed on the basis of a year of 360 days for the actual days elapsed. Upon any event of default, incremental 2.0% cash interest shall be applicable on all obligations, and shall accrue from the date of any such event of default. All interest shall accrue from the Closing Date and shall be payable in cash monthly in arrears on the last business day of each month, or in the case of SOFR Rate Loans, on each date that is one month (or an integral multiple thereof) after the commencement of such interest period, and provided further that interest that accrues at the default rate shall be payable on demand. SOFR Rate pricing will be adjusted for any statutory reserves. The Loan documents will include BT’s customary SOFR replacement provisions.

FEES:	The Borrower shall pay the fees set forth in the Fee Letter.
CONDITIONS PRECEDENT TO THE CLOSING DATE:	The obligation of the Agent and the Lenders to make the Term Loan under the Term Loan Facility on the Closing Date will be subject only to the following conditions precedent:

(a)Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that the Convertible Notes will be paid within 3 business day of the Closing Date.

(b)Execution and delivery of customary legal documentation, including, without limitation, guaranties, security agreements, and pledge agreements, each in form and substance reasonably satisfactory to the Agent.

(c)The Loan Parties shall have entered into the ABL Facility and the ABL Intercreditor Agreement shall have been executed and delivered by all parties thereto and be in full force and effect.

(d)(i) Each representation and warranty made by the Loan Parties under the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers contained therein) on the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects at such earlier date (without duplication of any materiality qualifiers contained therein) and (ii) no event of default shall have occurred and be continuing on the Closing Date or would result from the Loan Documents becoming effective in accordance with their respective terms.

(e)From the date of the commitment letter to which this Term Sheet is attached, there shall not have occurred any Material Adverse Effect (as defined below), nor shall any effect, event, occurrence, condition, state of facts or developments (including, without limitation, resulting from or in relation to the Specified Litigations (as defined below)) have occurred that, individually or in the aggregate, with or without the lapse of time, would be reasonably expected to result in a Material Adverse Effect. As used in this Term Sheet, “Material Adverse Effect” means a material adverse effect on any of (i) the operations, assets, liabilities, financial condition of the Loan Parties taken as a whole, (ii) the ability of the Loan Parties taken as a whole to perform any of their obligations under any Loan Document, (iii) the legality, validity or enforceability of any of the Loan Documents, (iv) the rights and remedies of the Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a lien in favor of the Agent for the benefit of the Agent and the Lenders on Collateral having a fair market value in excess of an amount to be agreed.

(f)The Agent shall have been granted a perfected (to the extent required by the commitment letter to which this Term Sheet is attached), first priority lien on all Term Priority Collateral (or in the case of the ABL Priority Collateral, a second priority lien), subject to existing liens to be mutually agreed, and shall have received UCC, tax and judgment lien searches, evidencing the absence of any other liens on the Collateral, other than such existing liens to be mutually agreed.

(g)The Agent shall have received customary opinions from the Loan Parties' counsel (including, without limitation, local counsel, if any) as to such matters as the Agent and its counsel may reasonably request.

(h)The Agent shall have received customary notice of borrowing, corporate resolutions, organizational documents, good standing or equivalent certificates from public officials and officers' certificates.
(i)There shall exist no material claim, action, suit, investigation, litigation or proceeding, pending or threatened in writing in any court or before any arbitrator or governmental instrumentality with respect to the Loan Parties or any of their properties (other than the following litigations: (x) Albertsons Companies, Inc. v. Quotient Technology, Inc., (y) Result Marketing Group, Ltd. v. Southeastern Grocers et al. and (z) Catalina Marketing Corp. v. Quotient Technology Inc. (collectively, the “Specified Litigations”)) or which relates to the Financing Facility.

(j)The Agent and the Lenders shall have received the following: (a) audited financial statements for the Company for the period ended December 31, 2021 and (b) for the interim period from the most recent audited period to the Closing Date, internally prepared, unaudited financial statements for the Company and its subsidiaries for each quarterly period completed prior to 45 days before the Closing Date, and for each monthly period completed prior to 30 days before the Closing Date.
(k)The Agent shall have received an executed solvency certificate from the chief executive officer or chief financial officer of the Borrower in substantially the form attached hereto as Annex C in respect of the solvency of the Loan Parties and their subsidiaries, on a consolidated basis.

(l)The Loan Parties shall have unrestricted cash of at least $50.0 million excluding any cash necessary to consummate the Refinancing.
(m)Immediately following the Transaction and subsequent consummation of the Refinancing, neither the Borrower nor any of its subsidiaries shall have any indebtedness for borrowed money or preferred equity (which has a mandatory redemption or is redeemable at the option of the holder, in each case, prior to the Term Loan Maturity Date) other than under the Financing Facility, the ABL Facility and other indebtedness, if any, to be mutually agreed.

(n)The Loan Parties shall have paid to the Agent and the Lenders all fees and expenses then owing to the Agent and the Lenders pursuant to the terms of the commitment letter, the Fee Letter or the Loan Documents.
(o)The Agent shall have received (to the extent reasonably requested at least five business days prior to the Closing Date), at least two business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable "know-you-customer" and anti-money laundering rules and regulations applicable to the Agent or any Lender (or any of their respective agents, sub-agents or third party administrators), including, without limitation, the PATRIOT Act.
(p)The Agent shall have received evidence of the insurance required by the Loan Documents, including the delivery of insurance certificates naming the Agent as additional insured and lender's loss payee.
(q)There shall be no borrowings under the ABL Facility on the Closing Date.

REPRESENTATIONS AND WARRANTIES:	Limited to the following representations and warranties (subject to materiality thresholds, baskets and other exceptions and qualifications to be mutually agreed): corporate existence and good standing, authority to enter into loan documentation, governmental approvals, execution, delivery and enforceability of Loan Documents, capitalization, litigation, financial statements, compliance with laws, non-violation of other agreements, ERISA, taxes, Regulations T, U and X, nature of business, adverse agreements, permits, properties, employee and labor matters, environmental matters, insurance, use of proceeds, solvency, intellectual property, material contracts, investment company act, customers and suppliers, senior indebtedness, sanctions, anti-bribery laws, anti-corruption laws and anti-money laundering laws, technology security systems, and full disclosure.
AFFIRMATIVE AND NEGATIVE COVENANTS:
Limited to the following covenants (subject to materiality thresholds, baskets and other exceptions and qualifications to be mutually agreed): reporting requirements (including, without limitation, provision of financial statements and notices of litigation, notices of defaults and unmatured defaults and other material notices delivered pursuant to the ABL Financing and other indebtedness, notices of defaults and events of defaults under the Financing Facility and other information to be agreed), additional Loan Parties and Collateral, compliance with laws, payment of taxes, preservation of existence, books and records, inspection rights and field exams, maintenance of properties and insurance, obtaining of permits, changes to fiscal year, commercially reasonable efforts to obtain landlord waivers and collateral access agreements, after acquired real property above a threshold to be agreed, certain post-closing obligations, sanctions, anti-bribery laws, anti-corruption laws and anti-money laundering laws, data security, quarterly lender meetings or conference calls, delivery of customary board materials, further assurances, and limitations with respect to liens and encumbrances, indebtedness (with carve outs for permitted factoring facilities not to exceed $5.0 million at any time outstanding and others to be agreed), consolidations, mergers and other fundamental changes, dispositions, changes in nature of business, loans and advances, investments, capital expenditures, sale and leaseback transactions, dividends, distributions and other restricted payments, federal reserve regulations, transactions with affiliates, limitations on negative pledges, prepayment of other indebtedness, modifications of indebtedness, organizational documents and certain other agreements, investment company act, compliance with ERISA, environmental and other laws, changes to accounting methods, sanctions, anti-bribery laws, anti-corruption laws and anti-money laundering laws, consummation of the Refinancing within three business days following the Closing Date.

Without in any way limiting the foregoing, the Loan Documents shall include all representations and warranties and covenants set forth in the ABL Financing to the extent applicable to a term loan facility.

FINANCIAL REPORTING:	Financial reporting to include: (a) annual, audited financial statements, (b) monthly, internally prepared, financial statements, (c) quarterly, internally prepared, financial statements, (d) annual projections, including monthly balance sheet, profit and loss and cash flow figures, (e) KPIs to be determined with monthly and quarterly financials and (f) (x) weekly Liquidity flash reporting and (y) 13 week forecasts if Liquidity is below a threshold to be mutually agreed. Financial reporting to include comparisons to the annual projections and the prior year period and, in the case of quarterly financial statements, a management discussion and analysis.
FINANCIAL COVENANTS:
The Loan Documents will include the following financial covenants: (a) minimum Liquidity, tested at all times, (b) maximum senior leverage ratio and (c) minimum fixed charge coverage ratio and will use the following definitions.

“Consolidated EBITDA” shall mean, with respect to the Company and its consolidated Subsidiaries for any period, the sum of net income (or loss) for such period, plus: (a) without duplication and to the extent already deducted (and not added back) in calculating such net income, the sum of the following amounts for such period:
(i) Consolidated Net Interest Expense;
(ii) taxes based on gross receipts or income or profits or capital, plus franchise or similar taxes and foreign withholding taxes (or distributions in respect thereof);
(iii) depreciation;
(iv) amortization;
(v) other non-cash charges, excluding any non-cash charges representing any write-down of accounts receivable (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent);
(vi) all extraordinary or unusual non-recurring charges, costs or expenses (excluding any restructuring or severance charges, legal settlements and associated fees and expenses, and costs incurred in response to shareholder activism) subject to a cap to be agreed;
(vii) non-recurring fees and expenses expensed during such period and actually paid in cash by any such person in connection with the Transactions in an aggregate amount of not greater than an amount to be mutually and reasonably agreed (provided, however, that such non-recurring fees and expenses shall have been paid within 120 days of the Closing Date);

(viii) in respect of amounts expensed with respect to legal settlements in connection with disputes between the Company and each of Albertsons Companies, Inc. and Catalina Marketing Corp. in an amount not to exceed ana amount to be mutually agreed in the aggregate; and
(ix) restructuring or severance charges, legal settlements and associated fees and expenses, and costs incurred in response to shareholder activism, provided that the amount added back pursuant to this clause (a)(ix) shall not exceed 20% of Consolidated EBITDA for such period (calculated prior to giving effect to the addbacks in this clause (a)(ix);
provided that, notwithstanding the foregoing, it is agreed that for all purposes hereunder (including the calculation of the Fixed Charge Coverage Ratio) for any period that includes the fiscal quarters ended March 31, 2022, June 30, 2022 or September 30, 2022, respectively, Consolidated EBITDA of the Company and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2022 shall be deemed to be an amount to be mutually agreed, for the fiscal quarter ended June 30, 2022 shall be deemed to be an amount to be mutually agreed and for the fiscal quarter ended September 30, 2022 shall be deemed to be an amount to be mutually agreed.
“Consolidated Net Interest Expense” for any period shall be defined as (a) gross interest expense for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to affiliates), less (b) the sum of (i) interest income for such period and (ii) gains for such period on hedging agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on hedging agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with hedging agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” shall be defined as the ratio for any period of (a) Consolidated EBITDA for such period minus (i) non-financed capital expenditures for such period, minus (iii) tax distributions and income taxes paid in cash during such period, to (b) the sum of, without duplication, (i) all principal of indebtedness scheduled to be paid or prepaid during such period to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (ii) Consolidated Net Interest Expense for such period payable in cash; plus (iii) any restricted payments permitted by the Loan Documents to be made in cash during such period; provided that, in the event that any of the foregoing amounts in clause (b) are not actually paid in cash during the period in which such amount is scheduled or required to be paid, such amount shall be included in clause (b) for such period and not for any subsequent period in which such amount is actually paid (for the avoidance of doubt, the repayment in full of (i) the obligations pursuant to the Loan, Guaranty and Security Agreement, dated as of November 17, 2021, by and between, Bank of America, N.A., a national banking association and the Company, as borrower thereunder and (i) the Convertible Notes, shall not be included in any calculation of the Fixed Charge Coverage Ratio).
"Liquidity" shall mean, as of any date of determination, the amount equal to the result of (x) (i) prior to the date the Borrower is required to deliver executed control agreements pursuant to the Loan Documents, (A) the aggregate amount of unrestricted cash and cash equivalents held in accounts of the Loan Parties in the United States plus (B) the availability under the ABL Financing and (ii) thereafter, the aggregate amount of (A) unrestricted cash and cash equivalents held in accounts of the Loan Parties subject to a control agreement in favor of the Agent plus (B) the availability under the ABL Financing.

EVENTS OF DEFAULT:	Limited to the following (subject to grace and cure periods, materiality thresholds, baskets and other exceptions and qualifications to be mutually agreed): payment, breach of representations or warranties, violation of covenants or other terms or agreements contained in any Loan Document, cross-default, bankruptcy or insolvency, invalidity of any material provision of any Loan Document, invalidity of lien on any Collateral with a fair market value in excess of an amount to be mutually agreed, judgments, cessation of or restraint from conducting a material part of the business, material damage, loss, or destruction of Collateral with a fair market value in excess of an amount to be mutually agreed, loss or suspension of material licenses or permits, indictment or proceeding in which penalties or remedies include forfeiture of property with a fair market value in excess of an amount to be mutually agreed, ERISA, violation of subordination terms, and change of control.
GOVERNING LAW:	All documentation in connection with the Financing Facility shall be governed by the laws of the State of New York.
REQUIRED LENDERS:	50.1% of the Financing Facility.

ASSIGNMENTS, PARTICIPATIONS:	Each Lender may sell or assign to one or more other persons a portion of its loans or commitments under the Financing Facility with the consent of the Agent and without the consent of the Loan Parties. Each Lender may also sell participations in its loans or commitments under the Financing Facility with the consent of the Agent and without the consent of the Loan Parties or any other person.
OUT-OF-POCKET EXPENSES:	The Borrower shall pay on demand all reasonable and documented out-of-pocket fees, costs and expenses of the Agent and the Lenders (including legal fees, audit fees, appraisal and valuation fees, search fees, filing fees, and documentation fees) incurred in connection with the Financing Facility, regardless of whether or not the Financing Facility is consummated.
FUNDING PROTECTION:	Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.
TAXES, RESERVE REQUIREMENTS AND INDEMNITIES:
All payments are to be made free and clear of any taxes, imposts, assessments, withholdings or other deductions whatsoever other than as required by applicable law, and subject to customary gross-up provisions regarding certain taxes. The Loan Parties will indemnify the Agent and the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions to the extent not taken into account in the calculation of the Base Rate or the SOFR Rate.

INDEMNIFICATION:	Customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Agent and the Lenders.

Annex C

FORM OF SOLVENCY CERTIFICATE
[●][●],[●]
This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain Financing Agreement2 (the "Financing Agreement"; the terms defined therein being used herein as therein defined).
I, [●], the [Chief Financial Officer/equivalent officer] of [            ] (the "Company"), in such capacity and not in an individual capacity, hereby certify as follows:
1.I am generally familiar with the businesses and assets of the Company and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Financing Agreement; and
1.As of the date hereof and after giving effect to the transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Financing Agreement and the transactions contemplated thereby, (i) the sum of the Company's and its Subsidiaries' debt (on a consolidated basis), taken as a whole, does not exceed the present fair saleable value of the Company's and its Subsidiaries' consolidated present assets, taken as a whole; (ii) the Company's and its Subsidiaries' capital, taken as a whole, is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the projections or with respect to any transaction contemplated or undertaken after the Closing Date; (iii) the present fair salable value of the assets of the Company and its Subsidiaries is greater than the amount that will be required to pay the probable liability of the debts (including contingent liabilities) of the Company and its Subsidiaries as they become due in the ordinary course; and (iv) none of the Company nor any of its Subsidiaries has incurred and does not intend to incur, or believes (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

[Name], [Chief Financial Officer/equivalent officer

2Description of Financing Agreement to be inserted

Annex C